Exhibit 23.3

January 20, 2023

The Board of Directors

Vision Sensing Acquisition Corp.

Re:	Amendment No. 1 to Registration Statement on Form F-4 of Newsight Imaging Ltd.

To be filed on or about January 20, 2023 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated August 11, 2022 (the “Opinion Letter”), with respect to the fairness from a financial point of view Vision Sensing Acquisition Corp. (“VSAC”) and its stockholders of the consideration to be paid by VSAC in its proposed business combination with Newsight Imaging Ltd., an Israeli company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of VSAC in connection with its consideration of the transaction contemplated therein. We understand that VSAC has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers About the Business Combination and the Special Meeting - Did VSAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?”, “Summary - VSAC’s Board of Directors’ Reasons for the Business Combination,” “Proposal One – The Business Combination Proposal – Background of the Business Combination,” “Proposal One – The Business Combination Proposal – Opinion of VSAC’s financial advisor” and “Experts” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Moti Dattelkramer, C.P.A.

BDO Ziv Haft Consulting and Management Ltd.

/s/ Moti Dattelkramer, C.P.A.

Signing Date:
Thursday, January 20, 2023